Mpower Announces Receipt of Certain Regulatory Approvals

ROCHESTER, NY – July 26, 2006 – Mpower Holding Corporation (AMEX: MPE), the parent company of Mpower Communications Corp., a leading provider of data and voice services to retail and wholesale business customers, today announced that it has received approvals from certain state regulatory agencies, including the California Public Utilities Commission, the Public Utilities Commission of Nevada and the Illinois Commerce Commission, with respect to the Company’s proposed merger with U.S. TelePacific Holdings Corp. The Company also announced that it has received notification that the United States Department of Justice, including the Federal Bureau of Investigation and with the concurrence of the Department of Homeland Security, has advised the Federal Communications Commission (FCC) that those agencies have no objection to the proposed merger, and that the FCC has approved the change in control of the Company’s international Section 214 authorization. The closing of the merger transaction remains subject to other conditions, including the approval of the Company’s stockholders and receipt of approval from the FCC of the change in control of the Company’s domestic Section 214 authorization.

Additional Information and Where to Find It

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the definitive proxy statement as it contains important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Company at the SEC’s web site at www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: Russ Zuckerman, General Counsel, 175 Sully’s Trail, Suite 300, Pittsford, New York 14534 Telephone: 585-218-6567.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger.

About Mpower Holding Corporation

Founded in 1996, Mpower Holding Corporation is the parent company of Mpower Communications Corp., a leading facilities-based broadband communications provider offering a full range of data, telephony, Internet access and network services for retail business and wholesale customers in California, Nevada and Illinois. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, certain statements contained in this press release regarding our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

Contacts
Mpower Communications Investor Contact:                    Mpower Communications Media Contact:
Gregg Clevenger, Chief Financial Officer                        Michele Sadwick, Vice President
Telephone: 585-218-6547                                                 Telephone: 585-218-6542
Email: gclevenger@mpowercom.com                              Email: msadwick@mpowercom.com